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                                                               Exhibit 99.(a)(6)


     Joint Election to Transfer the Employer National Insurance Liability
     --------------------------------------------------------------------

                               UK Based Employee
                                      of
                     Amazon.com, Inc. or its Subsidiaries


Introduction
------------

As a U.K. based employee of _____________________ (the "Company"), you are eligible to participate in the Amazon.com, Inc. 1999 Nonofficer Employee Stock Option Plan and the Amazon.com, Inc. 1997 Stock Incentive Plan (the "Plans") adopted by Amazon.com, Inc., a Delaware corporation ("Amazon.com"). Any options that are granted to you under the Plans after April 5, 1999 are subject to Employee's National Insurance Contributions upon the date of exercise. In addition, the Company is liable to pay Employer's National Insurance (by virtue of section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 (the "Secondary Contribution")) on any gains which you realize when you exercise, assign or release your options under the Plans that are granted to you under the Plans after April 5, 1999.

Section 77 of the United Kingdom's Child Support, Pensions and Social Security Act 2000 introduced changes to the United Kingdom's Social Security Contributions and Benefits Act 1992, which enable you and the Company to enter into a joint election to transfer any NIC liability from the Company to you.

The grant of all Options to you under the Plans on and after July 27, 2000 is subject to you agreeing to enter into a joint election (the "Election") whereby you agree to accept the transfer of the whole of the National Insurance liability related to such Options. Accordingly, and by signing the declaration contained in this Election, you agree that when you exercise, assign or release your Options you will be liable to pay the whole of any Secondary Contribution which is due on any gain you realize from the Options.

The terms of this Election shall be subject to the approval of the Board of Inland Revenue.


The Terms of the Election
-------------------------

This Election relates to the Options that were granted on or after July 27, 2000 (including those which are to be granted to you if you accept the Offer to Exchange dated January 31, 2001) listed on Table 1 through 4 of the Election Form of the Offer to Exchange.

1. The Company hereby transfers to you the whole of the Secondary Contribution arising on or after the date of this Election.

2. You hereby accept the transfer from the Company of the whole of the Secondary Contribution arising on or after the date of this Election.

3. You (or any person entitled to exercise the option under the terms of the Option in the event of your death) shall within 3 working days of exercising, assigning or releasing, the Option notify the Company of that exercise, assignment or release. You hereby agree to make such notification regardless of whether the Option is exercised, assigned or released after you have
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   ceased to be employed by the any Company or at any time when you are no longer resident in the United Kingdom.

4. You hereby authorise the Company, or Amazon.com on behalf of the Company, to collect the applicable income tax, Employee's National Insurance Contributions (NIC) and Secondary Contribution (together, the "Withholding Requirement") in one or more of the following ways:

   (i) If you wish to exercise and hold onto your shares, by you providing the Company at the time of exercise with the amount (in cleared funds) of the Withholding Requirement that is due on the gain. You will be required to pay the said amount through a broker of your choice or directly by cheque, bank transfer or any other method that you and the Company agree to be appropriate at the relevant time.

   (ii) If you wish the exercise to be a "cashless" exercise, i.e., there is a simultaneous exercise of the option and sale of the underlying shares, by you authorising a brokerage firm designated by Amazon.com to remit to the Company or to Amazon.com on behalf of the Company not later than the settlement date for the sale of such shares an amount equal to the Withholding Requirement;

   (iii) by deduction from your salary, or any other money which may be due to you.

5. The Company shall pass all monies it has collected in respect of the income tax, Employee's NIC and Secondary Contributions to the Collector of Taxes within 30 days of the exercise of the Options or (if earlier) within 14 days of the end of the income tax month in which you realise an Option gain.

6. You hereby agree that no shares shall be registered in your name until you have met the Withholding Requirement on the gain realised by the exercise, assignment or release of the Option in accordance with this Election.

7. The Company shall keep such records and make such notifications or reporting in respect of the income tax, Employee's NIC and the Secondary Contributions as shall be required by the United Kingdom legislation in force from time to time.

8. This Election shall continue in full force and effect in the event that you leave the Company.

9. This Election shall cease to have effect in the event that:-

   (i)    the Options lapse or are otherwise not capable of being exercised;
   (ii)   it is revoked jointly by both parties in writing;
   (iii)  the Company gives you notice that the Election shall terminate; and
   (iv) the Board of Inland Revenue serves notice upon the Company that approval for the election has been withdrawn.

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Declaration
-----------

I hereby agree to be bound by the terms of this Election and in particular acknowledge that by signing this agreement, I am consenting to:

1. accept liability for and to pay the whole of any income tax, Employee's NIC and Secondary Contributions which may be payable upon the exercise, assignment or release of the Options. I understand that there is no cap on this liability; and

2. authorise a brokerage firm designated by Amazon.com, Inc. to withhold and sell a sufficient number of the shares which I would receive upon the exercise of the Option in order to pay the whole of the Withholding Requirement; or

3. agree to provide cleared funds to the Company or its authorised agent, sufficient to cover the Withholding Requirement on the gain; or

4. the Company deducting some or all of the income tax, Employee's NIC and Secondary Contribution from my salary or other payment due to me.



--------------------------------------           ---------------------------
[NAME OF EMPLOYEE]                               DATE


The Company hereby agrees to be bound by the terms of this Election


Signed for and on behalf of Amazon.com, Inc, acting as authorised signatory for and on behalf of the Company.



--------------------------------------------     ---------------------------
[NAME and JOB TITLE OF AUTHORISED SIGNATORY]     DATE
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                        U.K. Addendum to Election Form
                        ------------------------------


As a U.K. based employees of Amazon.com, Inc. or one of its subsidiaries, there are certain tax consequences and conditions of the Offer to Exchange that may apply depending on your personal tax residency status for U.K. tax purposes. Specifically, it is important for you to determine and notify your employer as to whether you are classified for U.K. tax purposes as a "U.K. Resident/Ordinarily Resident" or as a "U.K. Resident/Not Ordinarily Resident". As this classification depends on your personal facts and circumstances, we strongly recommend that you contact your personal tax advisor or the Inland Revenue to assist you in determining your U.K. tax residency status. In particular, if you have not lived and worked all your life in the U.K., it is imperative that you confirm your tax residency status.

U.K. Resident/Ordinarily Resident
---------------------------------

If you accept the Offer to Exchange dated January 31, 2001 and are classified as a Resident/Ordinarily Resident for U.K. tax purposes on February 14, 2001 (the date of grant of your new options received under the Offer to Exchange), it is our understanding that the grant of the new options ("New Options") will not be a taxable event for U.K. income tax purposes. When you exercise your New Options, you will be subject to U.K. income tax and, as discussed below, you may be subject to employee's NIC on the fair market value of Amazon's shares at the time of exercise less the strike price of your New Options.

In April 1999, the U.K. Government made changes to the tax treatment on certain share options and introduced a National Insurance Charge ("NIC") on the exercise of certain stock options. As a result of this, all New Options received under the Offer to Exchange will be subject to both employee's and employer's NIC upon the exercise of the New Options. The amount of the associated employee's and employer's NIC withholdings will be calculated by multiplying the applicable NIC rate by the difference between the fair market value of Amazon's shares at the time of exercise and the strike price of your New Options.

Recent changes to this legislation have made it possible for the company and the employee to agree to transfer this employer's NIC charge to the employee. As a condition of this Offer to Exchange, if you are classified as a Resident/Ordinarily Resident for U.K. tax purposes on February 14, 2001, you must agree to accept the liability for and to pay the employer's NIC when you exercise the New Options. Accordingly, if you are a U.K. Resident/Ordinarily Resident you must sign and deliver a Joint Election to Transfer the Employer's National Insurance Liability for U.K. Based Employees of Amazon.com, Inc. or its Subsidiaries (the "Joint Election") to transfer the employer's NIC to you.

You should note that you do not have to pay any employee's NIC on any options that you currently hold (the "Exchange Options") that were granted before April 6, 1999 or after that date if your total earnings are above the upper NIC threshold at the time of exercise (currently (Pounds)27,820 for the 2000/2001 tax year). Moreover, any Exchange Options granted to you on or after July 27, 2000 (if you were Resident/Ordinarily Resident at the time of grant) were subject to

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you agreeing to sign an election accepting the liability for and agreeing to pay the employer's NIC charge. All New Options will be subject to both employee's NIC (if earnings are below the upper NIC threshold at the time of exercise) and employer's NIC. As mentioned above, if you are Resident/Ordinarily Resident on February 14, 2001, you must agree to accept the liability for and agree to pay the employer's NIC on New Options as a condition of this offer.

If you decide to accept the Exchange Offer and have a U.K. tax status of Resident/Ordinarily Resident on February 14, 2001, you must submit the following signed documents to your STG Representative, before 5 p.m., Pacific Standard Time, on February 28, 2001:

a.  Election Form;
b.  U.K. Addendum to the Election Form; AND
c. Joint Election to Transfer the Employer National Insurance Liability for U.K. Based Employees of Amazon.com, Inc. or its Subsidiaries.


U.K. Resident/Not Ordinarily Resident
-------------------------------------

As mentioned above, due to the NIC charge introduced by the U.K. Government in April 1999, income from the grant, exercise, assignment or release of New Options granted to U.K. Resident/Not Ordinarily Resident individuals may be subject to both employee's (if earnings are below the upper NIC threshold at the time of exercise) and employer's NIC. However, unlike U.K. Resident/Ordinarily Resident individuals, the potential employer's NIC cannot be transferred to individuals that are U.K. Resident/Not Ordinarily Resident.

If you accept the Offer to Exchange dated January 31, 2001 and are classified as a U.K. Resident/Not Ordinarily Resident on February 14, 2001 (the date of grant of the New Options), the New Options that you receive may be subject to U.K. income tax and employee's NIC at the time of grant. As such, at the time of grant, you will be subject to U.K. income tax and may be subject to employee's NIC on the difference between the fair market value of the New Options and the strike price of such options. Further, if you sell your underlying shares when you exercise your options, you may be subject to U.K. income tax and may be subject to employee's NIC on the fair market value of Amazon.com shares at the time of exercise less the strike price of your New Options and any income you recognize upon the grant of your New Options.

If you decide to accept the Exchange Offer and have a U.K. tax status of Resident/Not Ordinarily Resident on February 14, 2001, you must submit the following signed documents to your STG Representative, before 5 p.m., Pacific Standard Time, on February 28, 2001:

a.  Election Form; and the
b.  U.K. Addendum to the Election Form.

The tax implications and terms of the Offer to Exchange vary depending on whether you are a "U.K. Resident/Ordinarily Resident" or a "U.K. Resident/Not
Ordinarily Resident".   We recommend that you consult your tax advisor or the
Inland Revenue in determining your tax status and to assist you in determining whether to accept this offer.

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The above information is a general summary only of certain of the U.K. income and social tax consequences of the exchange of options under the offer. This discussion is based on the U.K. legislation, Regulations and administrative and judicial interpretations in force at the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the U.K. income and social tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. As such, we recommend that you consult your own tax advisor with respect to the U.K. income tax, National Insurance Contributions, and foreign tax consequences of participating in the Offer to Exchange.


Signature of Owner that is Accepting the Offer to Exchange

Please check one of the following:

_____I am a U.K. Resident/Ordinarily Resident on February 14, 2001 and have been for the whole period of my employment by Amazon.com, Inc. or one of its subsidiaries (or since _________ [insert date]). As such, I agree to provide signed copies of the following documents to my employer: U.K. Addendum to the Election Form, a signed copy of the Joint Election, and a signed copy of the Election Form. By signing below, I agree to do all such further acts and execute all such further documents as may be required by my employer in order to give effect to the transfer from my employer to me of the whole of the employer's NIC that relate to gains which I realize when I exercise, assign or release my New Options.


_____I am a U.K. Resident/Not Ordinarily Resident on February 14, 2001 and have been for the whole period of my employment by Amazon.com, Inc. or one of its subsidiaries (or since _________ [insert date]). As such, I agree to provide signed copies of the following documents to my employer: U.K. Addendum to the Election Form and a signed copy of the Election Form.


I certify, to the best of my knowledge and belief, that the information I have provided above is true and correct.


X                                                Date:
 ---------------------------------------------        -------------------------
 (Signature of Holder or Authorized Signatory)

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